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                                                                     EXHIBIT 3.1


                             ARTICLES OF AMENDMENT
                                       OF
                           NEXTEL INTERNATIONAL, INC.


         The following Articles of Amendment are executed by the undersigned, a Washington corporation:

         1.       The name of the corporation is Nextel International, Inc.

         2. Effective upon filing of these Articles of Amendment with the Secretary of State of Washington, the first paragraph of Article III of the Articles of Incorporation of the corporation is amended to read as follows:

                  "This corporation is authorized to issue a total of
              200,037,500 shares of all classes of capital stock, divided into three classes as follows:

                  200,000,000 shares of common stock without par value

                  12,500 shares of Series A Exchangeable Redeemable Preferred
              Stock, par value $10.00

                  25,000 shares of Series B Redeemable Preferred Stock, par
              value $10.00"

         3. The date of the adoption of the amendment by the shareholders of the corporation is June 6, 2000.

         4. The amendment was duly approved by the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

         5. The manner in which the amendment to Article III provides for an exchange of issued shares is to change each share of common stock outstanding immediately prior to the effective date of these Articles of Incorporation into 4 shares of common stock upon the effective date of these Articles of Amendment, thereby giving effect to a 4-for-I stock split.

         These Articles of Amendment are executed by said corporation by its duly authorized officer.

         DATED: June 12, 2000


                                          NEXTEL INTERNATIONAL, INC.


                                          By: /s/ Thomas J. Sidman
                                              --------------------------------
                                              Thomas J. Sidman, Vice President